                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                         INTRUSION.COM, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement,
                           if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             1101 EAST ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081
                                 (972) 234-6400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2001

                            ------------------------

TO THE STOCKHOLDERS OF

  INTRUSION.COM, INC.:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of Intrusion.com, Inc. (the "Company") will be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas, at 10:00 A.M., Central Standard Time, on Thursday, April 26, 2001, for the following purposes:

        (1) To elect six (6) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

        (2) To approve the amendment to the 1995 Stock Option Plan that will increase the number of shares of Common Stock reserved for issuance under this plan by 850,000 shares;

        (3) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

        (4) To transact such other business as may properly come before the Meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Meeting and at any adjournment thereof is February 27, 2001. A list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE MEETING. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO BY VOTING IN PERSON AT THE MEETING.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                       [SIGNATURE]

                                                    TIMOTHY W. KINNEAR
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Richardson, Texas

March 19, 2001

                              INTRUSION.COM, INC.
                             1101 EAST ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2001

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy (the "Proxy") is being solicited on behalf of the Board of Directors (the "Board") of Intrusion.com, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas, at
10:00 A.M., Central Standard Time, on Thursday, April 26, 2001, or at such other time and place to which the Meeting may be adjourned. Proxies, together with copies of this Proxy Statement, are being mailed to stockholders of the Company on or about March 19, 2001.

    Execution and return of the enclosed Proxy will not affect a stockholder's right to attend the Meeting and to vote in person. Any stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If you attend the Meeting and vote in person by ballot, your proxy will be revoked automatically and only your vote at the Meeting will be counted. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by those named in the Proxy "FOR" the election as directors of those nominees named in the Proxy Statement, "FOR" the proposal to amend the 1995 Stock Option Plan, "FOR" the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company, and in accordance with their best judgment on all other matters that may properly come before the Meeting.

    The enclosed form of Proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the Proxy. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the Proxy in the space provided.

                       RECORD DATE AND VOTING SECURITIES

    Only stockholders of record at the close of business on February 27, 2001, are entitled to notice of and to vote at the Meeting. The stock transfer books of the Company will remain open between the record date and the date of the Meeting. A list of stockholders entitled to vote at the Meeting will be available for inspection at the executive offices of the Company. On
February 27, 2001, the Company had 20,529,894 outstanding shares of Common Stock, $.01 par value (the "Common Stock"), which is the only class of its capital stock outstanding. In addition, under the rules of the Nasdaq Stock Market, brokers who hold stock in street name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners.

                               QUORUM AND VOTING

    The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. For each share held, holders of Common Stock are entitled to one vote on each matter to be voted on at the Meeting including the election of directors. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or by Proxy, is required for the approval of each matter submitted to the Meeting except the election of directors. For such matter, the six nominees receiving the greatest number of votes of outstanding shares present in person or represented by Proxy at this Meeting and entitled to vote shall be deemed elected even though receiving the affirmative vote of less than a majority of the outstanding shares entitled to be voted at the Meeting. Additionally, in the election of directors, cumulative voting is prohibited and Proxies cannot be voted for more than six nominees.

    All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on matters presented at the Meeting and will have the same effect as negative votes (other than the election of directors) whereas broker non-votes will not be counted for purposes of determining whether a matter has been approved.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Board of Directors for the ensuing year will consist of six directors who are each to be elected at the Meeting for a term of office expiring at the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. It is intended that the persons named in the following table will be nominated as directors of the Company and that the persons named in the accompanying Proxy, unless otherwise directed, will vote for the election of such nominees at the Meeting. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected. However, in the event any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will be vested with discretionary authority in such instance to vote the enclosed Proxy for such substitute as the Board of Directors shall designate.

    The following slate of six nominees has been nominated by the Board of
Directors:

NAME OF NOMINEE                         AGE                  POSITION(S)               DIRECTOR SINCE
---------------                       --------               -----------               --------------
G. Ward Paxton......................     65      Chairman of the Board and Director         1983

Timothy W. Kinnear..................     37      President, Chief Executive Officer         1998
                                                 and Director

T. Joe Head.........................     44      Vice Chairman of the Board and             1983
                                                 Director

J. Fred Bucy, Jr., (1)(2)...........     72      Director                                   1993

Grant A. Dove (1)(2)................     72      Director                                   2000

Donald M. Johnston (1)(2)...........     51      Director                                   1983

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    G. WARD PAXTON is co-founder of the Company and has served as Chairman of the Board since the Company's inception in September 1983. Mr. Paxton served as President and Chief Executive Officer from 1983 until June 1, 2000. He also served as Chief Financial Officer from 1983 until 1994. Prior to founding the Company, Mr. Paxton was Vice President of Honeywell Optoelectronics, a division of Honeywell, Inc., from 1978 to 1983. From 1969 to 1978, Mr. Paxton was Chairman of the Board, President, Chief Executive Officer and founder of Spectronics, Inc., which was acquired by Honeywell, Inc. in 1978. Prior to founding Spectronics, Inc., Mr. Paxton held various managerial and technical positions at Texas Instruments Incorporated from 1959 to 1969. Mr. Paxton holds Ph.D., M.S. and B.S. degrees in Physics from the University of Oklahoma.
Mr. Paxton holds no other directorships.

    TIMOTHY W. KINNEAR has served the Company as President and Chief Executive Officer since June 2000 and previously served the Company as Executive Vice President, Chief Operating Officer and director of the Company since
November 1998. Mr. Kinnear joined the Company in September 1996 as Vice President, Chief Financial Officer and Treasurer. Mr. Kinnear also served as Corporate Secretary of the Company from September 1996 to April 2000. Prior to joining the Company, Mr. Kinnear held various managerial positions, including Vice President of Finance, at Cyrix Corporation from 1992 to 1996. Prior to joining Cyrix Corporation, Mr. Kinnear held various positions, including Audit Manager, at Ernst & Young LLP from 1986 to 1992. Mr. Kinnear holds a B.B.A. degree in Accounting from Texas Tech University.

    T. JOE HEAD is co-founder of the Company and has served as a director since the Company's inception in September 1983. Mr. Head was named Vice Chairman of the Board of Directors on June 1, 2000. He also served as Senior Vice President from 1983 until 1998 and Executive Vice President from 1998 until June 2000. Prior to co-founding the Company, Mr. Head held the positions of Product Marketing Manager and Marketing Engineer of Honeywell Optoelectronics from 1980 to 1983. Mr. Head holds a B.S. degree in Electrical Engineering from Texas A&M University. Mr. Head is also a director of Blue Ridge Networks, Inc., an affiliate of the Company. Blue Ridge Networks, Inc. provides secure remote access products and services for local and wide area networks.

    J. FRED BUCY, JR.  has served as a director of the Company since 1993.
Mr. Bucy was employed in various technical and managerial capacities by Texas Instruments Incorporated ("TI") from 1953 through his retirement in 1985. At the time of his retirement, Mr. Bucy was President, Chief Executive Officer and a director of TI. Among other activities, Mr. Bucy is a Trustee of Southwest Research Institute and Chairman of the Texas National Research Laboratory Commission (re-appointed by Governor George W. Bush in 1995). Mr. Bucy was also a member of the Coordinating Board Advisory Committee on Research of the Texas College and University System and a former member of the Board of Regents of Texas Tech University and Texas Tech University Health Sciences Center from 1973 to 1991, including four years as its Chairman. Mr. Bucy has been accorded Distinguished Alumnus and Distinguished Engineer Awards by Texas Tech University, is a fellow of the Institute of Electrical and Electronics Engineers, a member of National Academy of Engineers, and is a life member of the Navy League. Mr. Bucy was awarded an honorary Doctor of Science degree from Texas Tech University in 1994.

    GRANT A. DOVE was named a director of the Company on August 24, 2000.
Mr. Dove is a Managing Partner of Technology Strategies and Alliances ("TS&A"). Prior to joining TS&A in 1992, Mr. Dove was Chairman and CEO of the Microelectronics and Computer Technology Corporation ("MCC"), a research and development consortium. Prior to joining MCC, Mr. Dove spent 28 years with Texas Instruments Incorporated in various technical and managerial capacities.
Mr. Dove is on the boards of four other public companies including Cooper Cameron Corporation, Inet Technologies, Netpliance, and InterVoice-Brite. He also serves on the boards of several private companies. Mr. Dove holds a B.S. in Electrical Engineering from Virginia Tech and was named their Distinguished Engineering Alumnus for 1995. He serves on the University of Texas Engineering Foundation Advisory Council and is a member of the Virginia Tech Engineering Department Committee of 100.

    DONALD M. JOHNSTON has served as a director of the Company since
November 1983. Mr. Johnston is President and Chief Executive Officer of Massey Burch Capital Corp., a venture capital firm focusing on investments in the South. He served as President of Massey Burch Investment Group, Inc., a venture capital firm ("Massey Burch"), from 1990 until December 1993, and he has been a principal of that firm since 1982. Prior to joining Massey Burch, Mr. Johnston was the President of InterFirst Venture Corporation, a venture capital subsidiary of Interfirst Bancshares, Inc., and the Executive Director of First Dallas, Ltd., a corporate finance group in London, England. Mr. Johnston holds a B.A. degree from Vanderbilt University and an M.B.A. degree from Southern Methodist University. Mr. Johnston was also a director of @plan, Inc., an advertising research firm that provides demographic data on Internet users to advertisers, prior to its acquisition by Doubleclick. Mr. Johnson currently serves as a director for E-Tron Technologies, a provider of wireless local area networks services in office buildings through a proprietary technology and Corphealth, a behavioral health management group.

    All directors of the Company hold office until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. All officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any director or officer of the Company and any other such person.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SUCH
NOMINEES.

                       BOARD OF DIRECTORS AND COMMITTEES

    The business affairs of the Company are managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. The Board of Directors or its authorized committees met twenty-two times during the 2000 fiscal year. During fiscal year 2000, each incumbent director, other than William A. Roper Jr. participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the Board on which he served (during the period that he served). Mr. Roper resigned from the Board of Directors on December 31, 2000 as a result of a new policy adopted by his employer (prohibiting Board memberships on public companies in which his employer holds a minority equity interest).

    The Board of Directors has established Audit and Compensation Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole. The functions of the Audit Committee and the Compensation Committee are described below.

    COMPENSATION COMMITTEE. The Compensation Committee is empowered to advise management and make recommendations to the Board of Directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The Compensation Committee also administers the Company's Incentive Stock Option Plans (the "Stock Option Plans") for officers and key employees and the Company's incentive bonus programs for executive officers and salaried non-sales employees. The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option and the time or times at which options shall be granted pursuant to the Stock Option Plans. The Compensation Committee is currently comprised of J. Fred Bucy, Jr. (Chairman), Grant A. Dove, and Donald M. Johnston. The Compensation Committee met seven times during the 2000 fiscal year.

    AUDIT COMMITTEE. The Audit Committee is composed of three independent directors: Donald M. Johnston (Chairman), J. Fred Bucy, Jr. and Grant A. Dove. The functions performed by the Committee, its membership and the number of meetings held during the fiscal year, is set forth in the "Report of the

Audit Committee," included in this Proxy Statement. The Audit Committee is governed by a written charter which was approved by the Audit Committee on August 24, 2000. A copy of this charter is included in Appendix A.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held seven meetings during fiscal year 2000.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                                          Respectfully submitted,

                                          AUDIT COMMITTEE
                                          of the Board of Directors
                                          Donald M. Johnston, Audit Committee
                                          Chair

                                          J. Fred Bucy, Jr., Audit Committee
                                          Member

                                          Grant A. Dove, Audit Committee Member

                                  PROPOSAL TWO
             PROPOSAL TO APPROVE AMENDMENT TO THE 1995 OPTION PLAN

    The Company has used stock options as a key element of its overall compensation program for employees of the Company. The Board of Directors and the Compensation Committee believe that it is important to have equity-based incentives available to attract and retain quality employees for the Company. On January 17, 2001, the Board of Directors approved, subject to stockholder approval, a proposal to amend the 1995 Stock Option Plan. The following descriptions present summaries of (i) the 1995 Stock Option Plan as it currently exists and (ii) the proposed amendment to the 1995 Stock Option Plan.

DESCRIPTION OF THE EXISTING 1995 STOCK OPTION PLAN

    STOCK SUBJECT TO THE PLAN. On March 21, 1995, the Board of Directors of the Company adopted the 1995 Stock Option Plan, which was approved by the Company's stockholders on April 27, 1995 for an aggregate of up to 1,600,000 shares of Common Stock available for issuance pursuant to the plan. On April 19, 2000, the stockholders approved an 850,000 share increase to the shares available for issuance under the plan, which increased the aggregate shares in the Plan to 2,450,000. As of February 27, 2001, a total of 218,738 shares had been issued upon exercise of options granted under the 1995 Stock Option Plan. As of such date, options to purchase a total of 1,907,132 shares of Common Stock were outstanding and options for 324,130 shares remained available for issuance. Only employees of the Company and its subsidiaries are eligible to receive option grants under the 1995 Stock Option Plan. Non-employee directors and independent consultants or advisors are not eligible to receive option grants under the 1995 Stock Option Plan. Approximately 300 individuals were able to participate in the 1995 Stock Option Plan as of February 27, 2001. The proceeds received by the Company upon exercise of options increase the Company's cash and equity balances.

    No participant in the 1995 Stock Option Plan may be granted an Option, which in combination with other Options granted to such participant under the plan (regardless of whether such other Options have been exercised or cancelled), aggregates more than 50,000 shares in any one-year period. If any outstanding option under the Plan expires, lapses or terminates without being fully exercised, the Shares allocated to the unexercised portion of such stock option will again be available for purposes of the 1995 Stock Option Plan unless the plan has been terminated.

    Options granted under the 1995 Stock Option Plan may be (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified stock options which are not intended to qualify for incentive stock option treatment.

    PLAN ADMINISTRATION. The 1995 Stock Option Plan is administered by the Compensation Committee (the "Committee"). Subject to the provisions of the 1995 Stock Option Plan, the Committee has authority to determine all terms and provisions under which stock options are granted pursuant to the 1995 Stock Option Plan, including (i) the number of shares subject to each stock option,
(ii) when the stock option becomes exercisable, (iii) the exercise price and
(iv) the duration of the outstanding Common Stock.

    PLAN OPTIONS. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by a participant in the 1995 Stock Plan may not exceed $100,000. Incentive stock options and non-qualified stock options granted under the 1995 Stock Option Plan may not be granted at a price less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of incentive stock options granted to participants in the 1995 Stock Option plan holding 10% or more of the voting stock of the Company).

    The fair market value per share of the Common Stock on February 27, 2001, was $4.38.

    A stock option granted under the 1995 Stock Option Plan is not transferable by the option holder except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Options may be exercised only while the option holder is in the employ of the Company or within ninety days after termination of employment to the extent such option was vested and the option holder was entitled to exercise it at the time of termination. If termination is due to death or disability, the option is exercisable for a twelve-month period after any such termination to the extent such option was vested and the option holder was entitled to exercise it.

    Stock options will vest at such times and under such conditions as determined by the Committee. Generally, the Committee has provided for a schedule pursuant to which options will vest within three or five years from the date of grant.

    CHANGE IN CONTROL. If the Company is acquired by merger or asset sale, each outstanding option under the 1995 Stock Option Plan will terminate immediately prior to the consummation of the transaction unless otherwise provided by the Committee. The Committee may also fix a date upon which the option will terminate and accelerate all or part of any outstanding option that would otherwise not be exercisable at that time. In addition, if the Company otherwise undergoes a change in control (by virtue of a person acquiring a majority of the Company's common stock or a change in the composition of the Company's Board of Directors), the Committee may accelerate all or a portion of outstanding options under the 1995 Stock Option Plan. The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

    OPTION TRANSACTIONS. The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated groups, the number of shares of Common Stock subject to options granted under the 1995 Stock Option Plan between January 1, 2000 and February 27, 2001, together with the weighted average exercise price payable per share. The Company's non-employee directors are ineligible to receive option grants under the 1995 Stock Option Plan and are omitted from this table.

                              OPTION TRANSACTIONS

                                                               OPTIONS
                                                               GRANTED     WEIGHTED AVERAGE
                                                               (NUMBER     EXERCISE PRICE OF
NAME                                                          OF SHARES)    GRANTED OPTIONS
----                                                          ----------   -----------------
G. Ward Paxton,
  Chairman of the Board.....................................         --             --
Timothy W. Kinnear,
  President, Chief Executive Officer and Director(1)........    100,000          $8.54
T. Joe Head,
  Vice Chairman of the Board................................         --             --
Billy E. Austin
  Vice President of North American Sales and Marketing(2)...     65,000          $9.35
Patrick R. Gooden
  Vice President of Operations and Engineering(3)...........     70,000          $9.26
Eric H. Gore,
  Vice President--International Sales(4)....................     55,000          $8.73
Jay R. Widdig
  Vice President, Chief Financial Officer, Treasurer and
  Secretary(5)..............................................     45,000          $8.10
All executive officers as a group (7 persons)(6)............    335,000          $8.82
All employees, including officers who are not executive
  officers, as a group (355 persons)(7).....................  1,419,000          $8.86

------------------------

(1) Includes 50,000 shares granted to Mr. Kinnear in Fiscal Year 2001.

(2) Includes 15,000 shares granted to Mr. Austin in Fiscal Year 2001.

(3) Includes 30,000 shares granted to Mr. Gooden in Fiscal Year 2001.

(4) Includes 30,000 shares granted to Mr. Gore in Fiscal Year 2001.

(5) Includes 30,000 shares granted to Mr. Widdig in Fiscal Year 2001.

(6) Includes 155,000 shares granted to executive officers as a group in Fiscal Year 2001. No non-employee director has received shares pursuant to the 1995 Stock Option Plan.

(7) Includes shares granted to employees that are now terminated from the Company.

    ACCOUNTING TREATMENT. Option grants under the 1995 Stock Option Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    On March 31, 2000, the Financial Accounting Standards Board issued Interpretation No. 44, which is an interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the Interpretation, option grants made to consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to the Company's earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

    FEDERAL INCOME TAX CONSEQUENCES. Options granted under the 1995 Stock Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

    If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

    NONSTATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company anticipates that any compensation deemed paid by it in connection with the disqualifying dispositions of incentive stock option shares or the exercise of nonstatutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code
Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

    If you would like a copy of the 1995 Stock Option Plan, you may contact the Company at 972-234-6400.

DESCRIPTION OF PROPOSED AMENDMENT TO THE 1995 STOCK OPTION PLAN

    Assuming approval by the stockholders of the Company of the proposed amendment to the 1995 Stock Option Plan, the Company intends to restate such plan, as amended (the "Amended Stock Option Plan"). Stock options under the Amended Stock Option Plan would continue to vest under conditions determined by the Committee. The material amendment to be effected pursuant to the Amended Stock Option Plan is as follows:

    INCREASE IN NUMBER OF SHARES AVAILABLE FOR ISSUANCE. The Amended Stock Option Plan would increase the total number of shares available under the 1995 Stock Option Plan to be issued upon the exercise of stock options granted by 850,000 shares to 3,300,000 shares of Common Stock. This amendment would increase the shares available for issuance as of February 27, 2001 from 324,130 to 1,174,130 shares. As noted previously, the proceeds received by the Company upon exercise of stock options will increase the Company's cash and equity balances.

    The Amended Stock Option Plan would continue to be administered by the Committee.

    NEW PLAN BENEFITS. As of February 27, 2001, no stock options had been granted, and no shares of Common Stock had been issued, on the basis of the share increase which is the subject of this Proposal.

STOCKHOLDER APPROVAL

    The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the 1995 Stock Option Plan. Should such stockholder approval not be obtained, then the 850,000 share increase to the share reserve under the 1995 Stock Option Plan will not occur, any stock options granted under the 1995 Stock Option Plan on the basis of the increase will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increase. The 1995 Stock Option Plan will, however, continue in effect, and option grants may continue to be made under the 1995 Stock Option Plan until all the shares available for issuance under the 1995 Stock Option Plan have been issued pursuant to such options.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE
                       PROPOSAL TO RATIFY THE APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP, to serve as independent auditors of the Company and to audit its consolidated financial statements for fiscal year 2001, subject to ratification by the Company's stockholders at the Meeting. Ernst & Young LLP, has served as the Company's independent auditors since the Company's inception and is, therefore, familiar with its affairs and financial procedures. To the knowledge of management of the Company, neither such firm nor any of its members has any direct or material indirect financial interest in the Company, nor any connection with the Company in any capacity other than as independent auditors.

    Although stockholder ratification and approval of this appointment is not required by the Company's bylaws or otherwise, in keeping with the Company's policy that its stockholders should be entitled to a voice in this regard and as a matter of good corporate practice, the Board of Directors is seeking ratification of this appointment. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors prior to the end of the current fiscal year. In such case, the opinions of stockholders will be taken into consideration.

    The following resolution concerning the ratification of the appointment of independent auditors will be submitted to the Meeting:

    "RESOLVED, that the appointment by the Board of Directors of the Company of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements and related books, records, and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2001, is hereby ratified."

    AUDIT FEES. The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ending December 31, 2000 and for the review of financial statements included in the Company's quarterly filings required under the Securities Exchange Act of 1934, as amended, in that same year were $160,000.

    AUDIT RELATED FEES. The aggregate fees for other audit related fees for the fiscal year ending December 31, 2000 were $170,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no services performed or fees incurred in connection with the implementation and design of financial information systems for the fiscal year ending December 31, 2000.

    ALL OTHER FEES. The aggregate fees billed for professional services performed by Ernst & Young LLP other than those fees listed above for the fiscal year ending December 31, 2000 were $422,000.

    A representative of Ernst & Young LLP, the Company's independent auditors for fiscal year 2000, is expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

    The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted in favor of the adoption of the resolution of ratification.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 1, 2001, unless otherwise indicated, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director and nominee as a director of the Company, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information below and (iv) all current directors and executive officers of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.

                                                              AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER OR GROUP(1)                          BENEFICIAL OWNERSHIP     CLASS
------------------------------------                          --------------------   ----------
G. Ward Paxton(2)...........................................        1,291,085            6.28%
Timothy W. Kinnear(3).......................................           83,504               *
T. Joe Head(4)..............................................        2,315,211           11.27
J. Fred Bucy, Jr.(5)........................................           48,000               *
Grant A. Dove...............................................           32,000               *
Donald M. Johnston(6).......................................           49,427               *
Billy E. Austin(7)..........................................           33,334               *
Patrick R. Gooden(8)........................................           10,000               *
Eric H. Gore(9).............................................           76,354               *
Jay R. Widdig(10)...........................................            8,951               *
SAIC Venture Capital Corporation............................        3,150,000           15.35
All directors and executive officers as a group (10
  persons)(11)..............................................        3,947,866           19.00

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common Stock are as follows:
     G. Ward Paxton and T. Joe Head, 1101 East Arapaho Road, Richardson, Texas 75081; and SAIC Venture Capital Corporation, 3753 Howard Hughes Parkway, Las Vegas, NV 89109.

 (2) Includes 20,800 shares which Mr. Paxton may effectively acquire upon the exercise of options within 60 days of February 1, 2001. Also includes the equivalent of 11,085 shares held by Mr. Paxton in the Intrusion.com Stock Fund in the Intrusion.com 401(k) Savings Plan.

 (3) Includes 80,001 shares which Mr. Kinnear may effectively acquire upon the exercise of options within 60 days of February 1, 2001. Also includes the equivalent of 1,877 shares held by Mr. Kinnear in the Intrusion.com Stock Fund in the Intrusion.com 401(k) Savings Plan.

 (4) Includes 16,800 shares which Mr. Head may effectively acquire upon the exercise of options within 60 days of February 1, 2001.

 (5) Includes 34,000 shares which Mr. Bucy may acquire upon the exercise of options within 60 days of February 1, 2001.

 (6) Includes 24,000 shares which Mr. Johnston may acquire upon the exercise of options within 60 days of February 1, 2001.

 (7) Includes 5,000 shares which Mr. Austin may acquire upon the exercise of options within 60 days of February 1, 2001.

 (8) Includes 10,000 shares which Mr. Gooden may effectively acquire upon the exercise of options within 60 days of February 1, 2001.

 (9) Includes 59,534 shares which Mr. Gore may effectively acquire upon the exercise of options within 60 days of February 1, 2001. Also includes the equivalent of 4,820 shares held by Mr. Gore in the Intrusion.com Stock Fund in the Intrusion.com 401(k) Savings Plan.

(10) Includes 7,701 shares which Mr. Widdig may effectively acquire upon the exercise of options within 60 days of February 1, 2001.

(11) Includes an aggregate of 257,836 shares which may be effectively acquired upon the exercise of options of officers and directors with 60 days of February 1, 2001.

EXECUTIVE OFFICERS

    The following table sets forth the names and ages of all executive officers of the Company, their respective positions with the Company, and the period during which each has served as an officer.

                                                                                               SERVED AS
                                                                                                OFFICER
NAME OF OFFICER                  AGE                         POSITION(S)                         SINCE
---------------                --------                      -----------                       ---------
Timothy W. Kinnear...........     37      President, Chief Executive Officer and Director        1996
Billy E. Austin..............     30      Vice President, North American Sales and Marketing     1999
Patrick R. Gooden............     53      Vice President, Operations and Engineering             2000
Eric H. Gore.................     47      Vice President, International Sales                    1994
Jay R. Widdig................     38      Vice President, Chief Financial Officer, Treasurer     1999
                                          and Corporate Secretary

    TIMOTHY W. KINNEAR has served the Company as President and Chief Executive Officer since June 2000 and previously served the Company as Executive Vice President, Chief Operating Officer and director of the Company since
November 1998. Mr. Kinnear joined the Company in September 1996 as Vice President, Chief Financial Officer and Treasurer. Mr. Kinnear also served as Corporate Secretary of the Company from September 1996 to April 2000. Prior to joining the Company, Mr. Kinnear held various managerial positions, including Vice President of Finance, at Cyrix Corporation from 1992 to 1996. Prior to joining Cyrix Corporation, Mr. Kinnear held various positions, including Audit Manager, at Ernst & Young LLP from 1986 to 1992. Mr. Kinnear holds a B.B.A. degree in Accounting from Texas Tech University.

    BILLY E. AUSTIN has served the Company as Vice President--North American Sales and Marketing since April 2000 and previously served the Company as Vice President--Marketing since June 1999. Prior to joining the Company, Mr. Austin served as general manager at Verisign SecureIT Services. Previously, Mr. Austin managed business development at Enstar Networking Corporation. Mr. Austin holds a degree in Science and Math from Mountain View College.

    PATRICK R. GOODEN has served the Company as Vice President--Operations and Engineering since February 2000. Between 1992 and 1999, Mr. Gooden served in a number of management assignments with Thomas Group, Inc., including Vice President of Operations--Europe, Corporate Vice President and most recently as Senior Vice President. Previously, from 1967 to 1992, Mr. Gooden served Texas Instruments Incorporated in various management positions where he led engineering and operations teams and implemented world-class manufacturing practices. Mr. Gooden holds a M.B.A. from Southern Methodist University and a B.A. degree in Business Administration and Economics from Austin College.

    ERIC H. GORE has served the Company as Vice President--International Sales since December 2000 and previously served the Company as Vice President--Strategic Business Development since February 1994. Mr. Gore previously held positions with the Company as Director of Strategic Business Development from 1992 to 1994, Area Sales Manager from 1989 to 1992 and Regional Sales Manager from 1984 to 1989. Prior to joining the Company, Mr. Gore served Texas Instruments Incorporated as

Marketing Manager--Eastern United States from 1982 to 1983 and Product Marketing Representative from 1979 to 1982. Mr. Gore holds a M.B.A. degree from Hardin-Simmons University and a Bachelor of Business Administration degree from the University of North Texas.

    JAY R. WIDDIG has served the Company as Vice President, Chief Financial Officer and Treasurer since December 1999 and Corporate Secretary since
April 2000 and previously held the position of Corporate Controller and Chief Accounting Officer from April 1999 to December 1999. Prior to joining the Company, Mr. Widdig held various managerial positions, including Senior Director of Finance and Administration, at Cyrix Corporation from 1992 to 1999. From 1985 to 1992, Mr. Widdig served Texas Instruments Incorporated and Halliburton Company in various financial positions. Mr. Widdig holds a M.B.A. degree from Oklahoma City University and a B.S. degree in Accounting from Cameron University.

    Neither the Company nor any of its subsidiaries has employment agreements with any of its executives.

    All executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any director or executive officer and any other such person.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

    The following table sets forth certain summary information regarding all cash compensation earned by the Company's Chief Executive Officers and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") for the last three fiscal years in all capacities in which they served the Company and its subsidiaries for such period. The table also includes an employee director whose compensation would have met the most highly paid requirements, but is no longer an executive officer.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                    ---------------------------------------   ----------------------------------
                                                                                                      AWARDS            PAYOUTS
                                                                                              -----------------------   --------
                                                                                              RESTRICTED   SECURITIES
                                                                                OTHER           STOCK      UNDERLYING     LTIP
          NAME AND PRINCIPAL                         SALARY      BONUS          ANNUAL         AWARD(S)     OPTIONS     PAYOUTS
               POSITION                    YEAR        ($)      ($) (1)    COMPENSATION($)       ($)          (#)         ($)
               --------                  --------   ---------   --------   ----------------   ----------   ----------   --------
G. Ward Paxton(2) .....................    2000     $250,000         --       $34,522(3)             --          --         --
  Chairman of the Board                    1999      250,000         --            --                --          --         --
                                           1998      312,500         --            --                --          --         --

Timothy W. Kinnear(4) .................    2000      258,077         --            --                --      50,000         --
  President, Chief Executive Officer       1999      220,000         --            --                --      50,000         --
  and Director                             1998      207,500         --            --                --      50,000         --

T. Joe Head(5) ........................    2000      190,000         --        19,137(3)             --          --         --
  Vice Chairman of the Board               1999      190,000         --            --                --          --         --
                                           1998      235,833         --            --                --          --         --

Billy E. Austin(6) ....................    2000      211,154         --            --                --      50,000         --
  Vice President of North American         1999      103,846    $10,000            --                --      25,000         --
  Sales and Marketing                      1998           --         --            --                --          --         --

Patrick R. Gooden(7) ..................    2000      162,000         --            --                --      40,000         --
  Vice President of Operations and         1999           --         --            --                --          --         --
  Engineering                              1998           --         --            --                --          --         --

Eric H. Gore, .........................    2000      170,962     39,000        19,709(3)             --      25,000         --
  Vice President of International Sales    1999      105,000    114,000            --                --      12,000         --
                                           1998      112,200     84,000            --                --      50,000         --

Jay R. Widdig(8) ......................    2000      164,615         --            --                --      15,000         --
  Vice President, Chief Financial          1999       91,769      2,285            --                --      22,000         --
  Officer, Treasurer and Secretary         1998           --         --            --                --          --         --


                                           ALL OTHER
          NAME AND PRINCIPAL             COMPENSATION
               POSITION                     ($)(9)
               --------                  -------------
G. Ward Paxton(2) .....................     $1,700
  Chairman of the Board                      1,600
                                             1,600
Timothy W. Kinnear(4) .................      1,700
  President, Chief Executive Officer         1,600
  and Director                               1,600
T. Joe Head(5) ........................      1,700
  Vice Chairman of the Board                 1,600
                                             1,600
Billy E. Austin(6) ....................         --
  Vice President of North American              --
  Sales and Marketing                           --
Patrick R. Gooden(7) ..................      1,108
  Vice President of Operations and              --
  Engineering                                   --
Eric H. Gore, .........................      1,700
  Vice President of International Sales      1,600
                                             1,600
Jay R. Widdig(8) ......................      1,646
  Vice President, Chief Financial              314
  Officer, Treasurer and Secretary              --

------------------------------

(1) Represents bonus compensation earned during the fiscal year indicated, a portion of which may have been or will be paid during the subsequent fiscal year.

(2) Mr. Paxton served as President and Chief Executive Officer of ODS Networks, Inc. until June 1, 2000. Mr. Paxton still serves as Chairman of the Board.

(3) Includes one time lump sum vacation payout due to corporate vacation policy change.

(4) Mr. Kinnear was named President and Chief Executive Officer of Intrusion.com, Inc. on June 1, 2000.

(5) Mr. Head served as an Executive Officer of the Company until June 1, 2000. He still serves as Vice Chairman of the Board of Directors. Mr. Head is included in the table because his compensation would have met the most highly paid requirements if he remained an executive officer throughout the year.

(6) Billy E. Austin joined the Company on June 1, 1999.

(7) Patrick R. Gooden joined the Company on February 1, 2000.

(8) Jay R. Widdig joined the Company on April 30, 1999.

(9) This amount consists of the annual employer matching payments under the Company's qualified 401(k) Savings Plan.

OPTION GRANTS DURING FISCAL YEAR 2000

    The following table provides information related to options to acquire shares of Common Stock granted to the Named Executive Officers during fiscal year 2000. The Company did not grant any stock appreciation rights during fiscal year 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                POTENTIAL
                                                                                                               REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF
                                                                                                                  STOCK
                                                                                                                  PRICE
                                                                                                            APPRECIATION FOR
                                           INDIVIDUAL GRANTS                                                 OPTION TERM (1)
--------------------------------------------------------------------------------------------------------   -------------------
                                          NUMBER OF     PERCENT OF TOTAL
                                         SECURITIES         OPTIONS
                                         UNDERLYING        GRANTED TO      EXERCISE OR BASE
                                           OPTIONS        EMPLOYEES IN        PRICE ($/       EXPIRATION
NAME                                    GRANTED(#)(2)     FISCAL YEAR         SHARE)(3)          DATE       5%($)      10%($)
----                                    -------------   ----------------   ----------------   ----------   --------   --------
G. Ward Paxton........................         --               --                 --                --         --         --
Timothy W. Kinnear....................     50,000             4.77%              9.94          02/01/10    312,561    792,090
T. Joe Head...........................         --               --                 --                --         --         --
Billy E. Austin.......................     15,000             1.43              11.44          01/19/10    107,918    273,487
                                           10,000              .95              15.75          04/19/10     99,051    251,014
                                           25,000             2.39               8.00          06/16/10    125,779    318,748
Patrick R. Gooden.....................     30,000             2.86               9.94          02/01/10    187,536    475,254
                                           10,000              .95              15.75          04/19/10     99,051    251,014
Eric H. Gore..........................     15,000             1.43              11.44          01/19/10    107,918    273,486
                                           10,000              .95              15.75          04/19/10     99,051    251,014
Jay R. Widdig.........................      5,000              .48              11.44          01/19/10     35,973     91,162
                                           10,000              .95              15.75          04/19/10     99,051    251,014

------------------------------

(1) The potential realizable value illustrates the value that may be realized upon exercise of the options immediately prior to the expiration of their respective terms, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of each option. These values do not take into account provisions of each option providing for termination of the option following cessation of employment, nontransferability or effective vesting over three years.

(2) Incentive stock options to acquire shares of Common Stock pursuant to the Company's Stock Option Plans, each of which was for a term of ten years from date of grant, effectively vested and was exercisable with respect to 33.3% of the shares covered thereby on each grant date anniversary thereof, was nontransferable and subject to termination under certain conditions upon cessation of employment of the optionee.

(3) The exercise price per share of each option was equal to 100% of the fair market value of the Common Stock per share on the date of grant. The Committee, in its sole discretion, may affect the cancellation of such options in exchange for a new option grant with a lower exercise price equal to the current fair market value per share at the time of cancellation.

OPTION EXERCISES AND FISCAL YEAR END HOLDINGS

    The following table sets forth information with respect to options exercised by the Named Executive Officers during fiscal year 2000 and the number and value of options held at fiscal year end. No stock appreciation rights were exercised during fiscal 2000 and no stock appreciation rights were outstanding at year end.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                                         UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT FY-
                                                                          OPTIONS AT FY-END(#)                END($)(1)
                                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                                   ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   ---------------   -----------   -----------   -------------   -----------   -------------
G. Ward Paxton.......................          --               --       29,600          13,900            --              --
Timothy W. Kinnear...................          --               --       36,667         113,333            --              --
T. Joe Head..........................          --               --       23,800          11,200            --              --
Billy E. Austin......................       4,000          $18,240        4,334          66,666        $5,418         $20,833
Patrick R. Gooden....................          --               --           --          40,000            --              --
Eric H. Gore.........................          --               --       46,134          50,866        28,502          10,499
Jay R. Widdig........................       1,300           19,656        6,034          29,666         1,770           5,799

------------------------------

(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market (National Market System) on December 29, 2000, was $4.75 per share. The indicated value is calculated on the basis of the difference between the option exercise price per share and $4.75, multiplied by the number of shares of Common Stock underlying each "in-the-money" option.

COMPENSATION OF DIRECTORS

    Messrs. Bucy, Johnston, and Dove (non-employee directors) receive a cash retainer fee of $1,000 per month. Each non-employee director also receive a fee of $1,500 for each meeting of the Board of Directors attended (excluding telephonic meetings) and for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings held on the same day as Board meetings). Each non-employee director also receives a fee of $500 for each telephonic meeting attended. Each non-employee director is also reimbursed for all reasonable expenses incurred in attending such meetings. No director who is an employee of the Company receives any fees for service as a director of the Board.

    Each of the Company's non-employee directors is eligible to receive stock options to purchase 20,000 shares of Common Stock under the 1995 Non-Employee Directors Stock Option Plan upon joining the Company's Board of Directors and on the fifth anniversary following the date of the most recent grant under such plan if such non-employee director is serving on the Board. Initial grants of stock options under this plan were awarded on April 27, 1995, to Messrs. Bucy and Johnston, current non-employee directors of the Company. Pursuant to the plan, an additional option of 20,000 shares was awarded to Messrs. Bucy and Johnston upon their reelection of Director of the Company on April 19, 2000.
Mr. Dove was granted 20,000 shares of Common Stock pursuant to the 1995 Non-Employee Director Stock Option Plan on August 24, 2000, his initial appointment to the Board. Options granted pursuant to the Plan provide for an exercise price per share equal to 100% of the fair market value per share on the date of the grant, have a term of ten years, and are subject to a five-year vesting schedule and certain other conditions. Directors who are employees of Intrusion.com will not be granted options under this plan.

    William A. Roper, Jr., a former non-employee director of the Company, did not receive an option grant when he joined the Board in 1998 due to a policy of his employer, Science Applications International Corporation (SAIC). Mr. Roper received an option grant of 20,000 shares on December 7, 2000 based on a change in policy regarding option eligibility by SAIC. This option was not granted pursuant to the 1995

Non-Employee Directors Stock Option Plan. This grant was subsequently canceled upon Mr. Roper's resignation from the Board on December 31, 2000.

EMPLOYMENT AGREEMENTS

    Neither the Company nor its subsidiaries has any employment agreements with any of its executives.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. The Compensation Committee of the Board of Directors sets the compensation for the Chief Executive Officer, reviews the design, administration and effectiveness of the compensation programs for other key executives, and approves stock option grants for all executive officers and key employees. The Compensation Committee is currently composed of three non-employee directors who have no interlocking relationships. The data and information included in the various compensation tables appearing elsewhere in this Proxy Statement should be read in conjunction with and deemed to be a part of this report.

    NAMED EXECUTIVES. This report includes disclosure of the required compensation information for the Company's Chief Executive Officer and its executive officers including the four most highly compensated officers. An additional employee director whose compensation would have met the most highly paid requirements, but is no longer an executive officer, is also included in this report.

    COMPENSATION OBJECTIVES. The Company operates in the highly competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives who contribute to the success of the Company and should be determined within a competitive framework based on the achievement of overall business objectives and financial performance and individual contributions. Within this framework, the Committee's objectives are to:

    - Provide a total compensation program competitive with the compensation practices of organizations in the high technology industry of comparable size to the Company.

    - Provide annual variable incentive awards based on the Company's overall financial performance relative to corporate objectives.

    - Align the financial interests of executive officers with those of stockholders by providing equity-based incentives.

    BASE SALARY. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to
(i) salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry, (ii) each officer's performance and (iii) the Company's overall financial results, without specific weighting being attributed to any of these factors. The Compensation Committee believes that the Company must offer salaries within a competitive market range to attract and retain talented executives. However, the Compensation Committee manages salaries for the executive group as a whole in a conservative fashion in order to place more emphasis on incentive compensation. For 2000, the Compensation Committee established the base salaries for each of the Named Executives as indicated in the "Summary Compensation Table" of this report.

    INCENTIVE BONUS PLAN. To reinforce the attainment of corporate objectives, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of variable incentive pay. The incentive cash bonus program for executives is established annually by the Compensation Committee based upon the Company's achievement of sales and net income targets established at the beginning of the fiscal year. The incentive plan for executives, other than certain executives in the Company's sales organization, requires a threshold level of Company financial performance before any incentives are awarded. Once the threshold objective for sales and/or net income of a fiscal year is reached, specific formulas are in place to calculate the actual incentive payment for each executive for such year. In fiscal 2000, the Company did not achieve its threshold level of profitability; thus, non-sales executives, including the Chief Executive Officers and three of the other Named Executives, did not receive any incentive bonus awards. Certain employees in the sales organization, including one of the Named Executives, received incentive sales commission awards in fiscal 2000 based upon the degree of achievement of targeted sales objectives established at the beginning of the fiscal year.

    EQUITY-BASED INCENTIVES. The goal of the Company's equity-based incentive awards is to align the interests of executive officers with stockholders. The Committee determines the value allocated to equity-based incentives according to each executive's position within the Company, individual performance, contributions to achievement of corporate objectives and related factors, and grants stock options to create a meaningful opportunity for stock ownership.

    The Company has previously adopted three Stock Option Plans (collectively, the "Plans"), including the 1983 Incentive Stock Option Plan, the 1987 Incentive Stock Option Plan and the 1995 Stock Option Plan, to provide long-term incentive compensation for eligible participants. Generally, executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plans; however, non-employee directors of the Company are not eligible to participate in these Plans. These directors participate in the non-employee director plan. Stock option grants under the Plans provide the right to purchase shares of the Company's Common Stock at fair market value on the date of grant, or in the case of an optionee who at the time of the grant holds more than 10% of the total combined voting securities of the Company, 110% of the fair market value on the date of grant. Stock options generally vest within a three or a five-year period and provide terms of five or ten years, as applicable. In 2000, the Compensation Committee of the Board of Directors approved the grant of stock options pursuant to the Plans to the Named Executives indicated in the tables accompanying this report.

    CEO COMPENSATION. G. Ward Paxton served as the CEO until June 1, 2000. His annual base salary of $250,000 for fiscal 2000 was established by the Compensation Committee. Mr. Paxton remains the Chairman of the Board.
Mr. Kinnear was named President and CEO on June 1, 2000. Mr. Kinnear's base salary was set at $220,000 for fiscal year 2000 and was increased to $275,000 in April 2000 by the Compensation Committee. Mr. Kinnear also received an option to acquire 50,000 shares as noted on the Option Grants in the Last Fiscal Year table as included in this annual proxy. The grant was based on the experience of Mr. Kinnear and his contributions to the Company. Under the 1995 Stock Option Plan, no individual can receive options to acquire more than 50,000 shares in any twelve month period. The base salaries for Mr. Paxton and Mr. Kinnear were based on personal performance of CEO duties and on salary levels paid to chief executive officers of comparable companies. Mr. Paxton and Mr. Kinnear did not receive an incentive bonus award for 2000 because the Company did not achieve its threshold level of profitability established at the beginning of the year.

    Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. The Company's 1995 Stock Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

    It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE
                                          of the Board of Directors

                                          J. Fred Bucy, Jr. Compensation
                                          Committee Chair

                                          Grant A. Dove, Compensation Committee
                                          Member

                                          Donald M. Johnston, Compensation
                                          Committee Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member or nominee for election as a member of the Board of Directors or any committees of the Board has an interlocking relationship with the board (or member of such board) or any committee (or member of such committee) of a board of any other company.

STOCK PERFORMANCE INFORMATION

    The following chart illustrates the percentage of change in the cumulative total stockholder return on the Company's Common Stock during the five year period ending December 31, 2000, compared with the cumulative total return on the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market, CRSP Total Return Index for Nasdaq Computer Manufacturing Stocks, and the CRSP Total Return Index for Nasdaq Computer and Data Processing Stocks, respectively, for the same periods. The Nasdaq Computer and Data Processing Stock comparison was added due to the Company's change of business focus in fiscal year 2000.

                               STOCK PERFORMANCE*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      CRSP TOTAL RTN.      CRSP TOTAL RTN.           CRSP TOTAL RTN.
                                          Index for the      Index for Nasdaq              Index for Nasdaq
               Intrusion.com, Inc.  Nasdaq Stock Market  Computer Mfg. Stocks  Computer and Data Processing
Dec. 29, 1995               100.00               100.00                100.00                        100.00
Dec. 31, 1996                47.52               123.03                133.88                        123.41
Dec. 31, 1997                25.49               150.69                161.78                        151.60
Dec. 31, 1998                11.88               212.50                351.88                        270.51
Dec. 31, 1999                35.89               394.92                746.27                        594.38
Dec. 29, 2000                18.81               237.61                420.45                        274.90

    * The comparison assumes (i) $100 was invested on December 29, 1995 in the Company's Common Stock and in each of the foregoing indices and (ii) that any dividends paid by companies included in the comparative indices were reinvested in additional shares of the same class of equity securities of such companies at the frequency with which dividends were paid during the applicable periods depicted.

    The stock performance information depicted in the foregoing chart is not necessarily indicative of future stock performance. The chart shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such information by reference.

               COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

    Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation promulgated pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) report forms they file with the SEC.

    Based solely on its review of the copies of such report forms received by it with respect to fiscal year 2000, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act.

                             STOCKHOLDER PROPOSALS

    Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2002 Annual Meeting of Stockholders, such proposals must be received by the Company not later than November 19, 2001. Such proposals should be directed to Intrusion.com, Inc., 1101 East Arapaho Road, Richardson, Texas 75081, Attention:
Secretary (telephone: (972) 234-6400; telecopy: (972) 234-1467).

    Pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to February 2, 2002, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2002 proxy statement.

                            EXPENSES OF SOLICITATION

    All costs incurred in the solicitation of Proxies for the Meeting will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telefax, or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Mellon Investor Services LLC has been retained by the Company to aid in the solicitation of Proxies and will solicit Proxies by mail, telephone, telefax and personal interview and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Mellon Investor Services LLC will be paid fees not to exceed $6,500, plus reasonable incidental expenses.

                        ADDITIONAL INFORMATION AVAILABLE

    UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE REQUEST SHOULD BE DIRECTED TO THE SECRETARY AT THE COMPANY'S OFFICES INDICATED ABOVE.

    The Company's 2000 Annual Report on Form 10-K accompanies this Proxy Statement. The Annual Report on Form 10-K, which includes financial statements, does not form and is not to be deemed part of this Proxy Statement.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the enclosed Proxy confers upon the persons named in and entitled to vote the shares represented by such Proxy discretionary authority to vote the shares represented by such Proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed Proxy also may, if it is deemed advisable, vote such Proxy to adjourn the Meeting from time to time.

    PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                       [SIGNATURE]

                                                    TIMOTHY W. KINNEAR
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Richardson, Texas

March 19, 2001

                                   APPENDIX A
                      INTRUSION.COM, INC. (THE "COMPANY")
                            Audit Committee Charter

ORGANIZATION

    This charter governs the operations of the audit committee. The committee shall review and reassess the charter as considered necessary and obtain the approval of the board of directors for any revisions. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the committee) and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

    The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements and the legal compliance as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain and rely upon outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

    The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting and sound business practices. The committee members have the right to rely on management and outside experts as appropriate to execute such responsibilities.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's stockholders. The committee shall be responsible for evaluating the independent auditors and to make recommendations to the board with regards to the independent auditors, including, but not limited to, replacing the independent auditors. The board shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from the management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to stockholders' approval.

    - The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their audits. Also, the committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

    - The committee shall review the interim financial statements with management and the independent auditors as considered necessary prior to the filing of the Company's Quarterly Report and Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee, if necessary, may represent the entire committee for the purposes of this review.

    - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                     PROXY

                              INTRUSION.COM, INC.
                             1101 EAST ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 26, 2001

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned stockholder(s) of Intrusion.com, Inc., a Delaware corporation (the "Company"), hereby appoints Timothy W. Kinnear and Jay R. Widdig, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas 75080, at 10:00 A.M., Central Standard Time, on Thursday, April 26, 2001, and at any adjournment thereof.

This Proxy, when properly executed will be voted as directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

1.  ELECTION OF DIRECTORS

    Nominees: G. Ward Paxton, Timothy W. Kinnear, T. Joe Head, J. Fred Bucy, Jr., Grant A. Dove and Donald M. Johnston

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

    / /  FOR all nominees (except as marked to the contrary)       / /  WITHHOLD
                         AUTHORITY to vote for all nominees

    ----------------------------------------------------------------------------
                            (Continued on reverse side)

2. Proposal to amend the Company's 1995 Stock Option Plan as described in the Proxy Statement dated March 19, 2001.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

    I will / /    will not / /    be attending the meeting

YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS, OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.

Date: ______________________, 2001

__________________________________
Signature

__________________________________
Signature